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                                                                    EXHIBIT 21.0

Subsidiaries of the Registrant:

     Intelligent Systems Japan K.K., incorporated under the laws of Japan

     Massteck Ltd., incorporated under the laws of the Commonwealth of Massachusetts

     MicroSim Corporation, incorporated under the laws of the State of California